PPRESS RELEASE                            SOURCE:  Energy Income and Growth Fund


ENERGY INCOME AND GROWTH FUND ANNOUNCES NAME CHANGE

Wheaton, IL - (BUSINESS WIRE) - March 13, 2012 - Energy Income and Growth Fund (NYSE AMEX: FEN) (the "Fund"), a closed-end fund organized as a Massachusetts business trust (the "Fund"), announced that its Board of Trustees has approved a name change for the Fund to "First Trust Energy Income and Growth Fund," subject to requisite regulatory approval. The Fund will continue to trade under the same ticker symbol "FEN," however its CUSIP will change to 33738G104 from 292697109, effective on Monday, March 19, 2012. The name change will be reflected on the NYSE AMEX on Monday, March 19, 2012.

The Fund is a non-diversified, closed-end management investment company that seeks a high level of after-tax total return with an emphasis on current distributions paid to shareholders. The Fund focuses on investing in publicly-traded master limited partnerships ("MLPs") and related public entities in the energy sector which the Fund's investment sub-advisor believes offer opportunities for income and growth. The Fund's name change will have no effect on the investment objectives, strategies or risks of the Fund.

First Trust Advisors L.P., the Fund's investment advisor, along with its affiliate First Trust Portfolios L.P., are privately-held companies which provide a variety of investment services, including asset management, financial advisory services, and competitive municipal underwritings, with collective assets under management or supervision of approximately $54 billion as of February 29, 2012, through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts.

Energy Income Partners, LLC ("EIP") serves as the Fund's investment sub-advisor and provides advisory services to a number of investment companies and partnerships for the purpose of investing in MLPs and other energy infrastructure securities. EIP is one of the early investment advisors specializing in this area. As of December 31, 2011, EIP managed or supervised approximately $1.5 billion in client assets.

Principal Risk Factors: This closed-end fund invests in a portfolio consisting primarily of securities issued by MLPs. Investment in the Fund involves risks of fluctuations in energy prices, decreases in the supply of or demand for energy commodities, increased government regulation, national disasters and various other risks. The use of leverage for investment purposes increases both investment opportunity and investment risk. The risks of investing in the Fund are spelled out in the prospectus, shareholder report and other regulatory filings.

The Fund's daily NYSE Amex closing price and daily net asset value per share as well as other information are available at www.ftportfolios.com or by calling 1-800-988-5891.

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Contact:

Press Inquiries             Jane Doyle             630-765-8775
Analyst Inquiries           Jeff Margolin          630-915-6784
Broker Inquiries            Jeff Margolin          630-915-6784

Source: Energy Income and Growth Fund